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                                                                 EXHIBIT 10.15.2


                              EMPLOYMENT AGREEMENT

           AGREEMENT made as of this 16th day of December, 1997 by and between Digital Solutions Inc. (the "Company"), a New Jersey corporation, with principal offices at 300 Atrium Drive, Somerset, New Jersey 08873, and George J. Eklund ("Eklund"), an individual residing at 5 Green Hills Road, Mendham, New Jersey 07945.

                              W I T N E S S E T H :

           WHEREAS, the Company and Eklund entered into an employment Agreement as of the 12th day of March, 1996 (the "Employment Agreement"), pursuant to which Eklund was employed as President and Chief Executive Officer of the Company; and

           WHEREAS, Eklund was diagnosed with a malignant brain tumor in June 1997 and has undergone, and continues to undergo, treatment for this condition; and

           WHEREAS, Eklund's current condition renders him unable to perform all of his usual duties and will continue to prevent him from performing such duties for at least the immediate future within the contemplation of paragraph VIII of the Employment Agreement; and

           WHEREAS, the Company and Eklund desire to relieve Eklund of his responsibilities as President and Chief Executive Officer on the ground of Eklund's disability, and assign new responsibilities to Eklund, and amend and supersede the terms of the Employment Agreement with the terms set forth
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below,

           IT IS NOW AGREED:

               Subject to the terms and conditions set forth below, Eklund and the Company hereby agree to change Eklund's position with the Company and amend the Employment Agreement effective as of the date first set forth above due to Eklund's disability (the "Effective Date").

               Eklund and the Company hereby agree to change Eklund's position, as of the Effective Date, from President and Chief Executive Officer of the Company to special assistant on particular projects as reasonably specified by the Company. Eklund shall remain as a member of the Board of Directors until the end of his current term.

               In settlement of any and all compensation and reimbursement for expenses due Eklund under the terms of the Employment Agreement or otherwise from the Company, the Company agrees to pay to Eklund the following amounts on the terms set forth below:

               An amount equal to the cost during the period from the date hereof through a date ending 18 months from the expiration of the original term of the Employment Agreement (March 11, 1999), less the amount of such cost currently paid by Eklund, for medical, dental and life insurance currently provided to Eklund to be paid directly to the insurer on behalf of Eklund by the Company in payment of the continuation of such benefits and Eklund's COBRA
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responsibility; provided, that the Company's obligation under this subparagraph
3(a) is contingent upon Eklund continuing to timely pay to the Company the amount of such insurance costs currently paid by Eklund either by deduction from Eklund's compensation paid hereunder and/or direct payment by Eklund to the Company;

               b. Eklund shall continue to receive his Base Salary as defined in the Employment Agreement payable in accordance with the Company's normal pay periods until the expiration of the original term of the Employment Agreement; provided, however, the Company shall receive a credit for all disability insurance payments paid directly to Eklund by any disability insurance policy maintained by the Company on Eklund. Eklund further agrees that he will cooperate with the Company in the Company's efforts to process any claim for benefits under such policies, including, if requested by the carrier, to furnish medical records and/or submit to a physical examination.

               Eklund's employee stock options shall continue to vest and be exercisable in accordance with their original terms. The original terms of such options were for a period of five years; however, upon termination of employment, the options which were exercisable on the date of termination are only exercisable for a period of 90 days from such date of termination, not to exceed the original term of the option; and upon death of the employee, all options exercisable upon the date of death are exercisable by the estate of the employee for a period of one year from the date of death.

               The Company will indemnify and hold Eklund harmless from any
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and all claims, liabilities, expenses or responsibilities arising out of the actions commenced by any party arising out of Eklund's employment with the Company, including costs of collection and reasonable attorneys' fees; provided, however, that Eklund shall not engage independent counsel unless the Company consents to same or the representation of Eklund in the matter for which Eklund intends to engage counsel would constitute a conflict of interest if Eklund was represented by counsel engaged by the Company.

         6. Article V of the Employment Agreement (Non-Disclosure) shall be deemed to remain in full force and effect.

         7. Article VI of the Employment Agreement (Restrictive Covenant) shall continue in full force and effect and Eklund shall be deemed as if he had voluntarily resigned for the purposes of such Article on March 11, 1999.

         8. This Agreement is the entire agreement and supersedes any previous agreement, understanding or representations between Eklund and the Company with respect to the subject matter. This Agreement may not be modified in any respect except by a written agreement signed by both parties.

         9. The provisions of this Agreement shall be binding upon the parties and their respective agents, employees, directors, officers, shareholders, heirs, executors, administrators, legal representatives, successors and assigns. Specifically, and without limitation, in the event of Eklund's death, Eklund's heirs shall receive all the benefits set forth in paragraphs 3(b) and 4 herein through March 11, 1999.

         10. In the event this Agreement, or any portion thereof, is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of
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this Agreement shall not in any way be affected or impaired thereby.

         11. This Agreement shall not be transferred or assigned without the written consent of both parties.

         12. All notices and other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below, or if sent by registered or certified mail, postage prepaid, return receipt requested, or by facsimile, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party to the others or by personal delivery thereof. Any such notice or communication which is mailed or faxed shall be deemed to have been given as of the date received or delivery was attempted, as evidenced by the return receipt with respect to a letter or the official notation of time and date of delivery of a facsimile.


If to Eklund:        George J. Eklund
                          5 Green Hills Road
                          Mendham, New Jersey 07945

If to The Company:   Digital Solutions, Inc.
                          300 Atrium Drive
                          Somerset, New Jersey 08873

with a copy to:      Goldstein & DiGioia, LLP
                          369 Lexington Avenue
                          New York, NY 10017
                          Attention: Victor J. DiGioia, Esq.

         13. This Agreement shall be binding, governed by, and construed and enforced under the Federal Arbitration Act and the laws of New Jersey, excluding those laws of New Jersey related to conflict of laws.

         14. All disputes arising between the Company and Eklund, or their
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respective agents, employees, directors, officers, shareholders, heirs, executors, administrators, legal representatives, successors and assigns, shall be settled exclusively through arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and under the Federal Arbitration Act. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof The arbitrator(s) shall be bound by applicable federal law and the substantive law of the State of New Jersey, other than conflicts of law rules which shall not apply. Any claim or demand exceeding twenty five thousand dollars ($25,000.00) shall be heard by a panel of three arbitrators. The demand for arbitration must be filed with the American Arbitration Association within the applicable statute of limitations. This agreement to arbitrate shall survive the expiration, breach or
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termination of this Agreement.

                                                  Digital Solutions, Inc.


                                                  By:
                                                     ---------------------------
                                                          Karl Dieckmann
                                                          Chairman of the Board


                                                     ---------------------------
                                                          George J. Eklund